UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(D) OF THE SECURITIES EXCHANGE ACT OF 1934

March 22, 2018 (March 19, 2018)

Date of Report (Date of Earliest Event Reported)

SHINECO, INC.

(Exact name of registrant as specified in its charter)

DELAWARE	001-37776	52-2175898
(State or Other Jurisdiction of Incorporation or Organization)	(Commission File Number)	(I.R.S. Employer Identification No.)

Room 1001, Building T5,
DaZu Square, Daxing District,
Beijing, People’s Republic of China
(Address of Principal Executive Offices)

(+86) 10-87227366

(Issuer’s Telephone Number, Including Area Code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligations of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Indicate by check mark whether the registrant is an emerging growth company as defined in as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

Emerging growth company ☒

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Item 8.01.	Other Events

As previously disclosed in a Current Report on Form 8-K dated January 26, 2018, on January 23, 2018, Shineco Inc., a Delaware corporation (the “Company”), and IFG Opportunity Fund LLC (“IFG Fund”) entered into a Common Stock Purchase Agreement (the “Purchase Agreement”) whereby, upon the terms and subject to the conditions and limitations set forth therein, the Company has the right, from time to time in its sole discretion during the 24-month term of the Purchase Agreement, to direct IFG Fund to purchase up to a total of $15,000,000 worth of shares (the “Purchase Shares”) of common stock, par value $0.001 per share, of the Company (the “Company”). As consideration for IFG Fund to enter into the Purchase Agreement, the Company agreed to issue 200,000 shares of the Company’s Common Stock (the “Commitment Shares”) to IFG Fund. The Purchase Shares are being offered in an indirect primary offering consisting of an equity line of credit, in accordance with the terms and conditions of the Purchase Agreement. The total number of Purchase Shares shall not exceed 4,000,000.

On January 23, 2018, the Company issued the Commitment Shares to IFG Fund. On the same date, the Company erroneously issued an additional 3,980,000 shares of the Company’s Common Stock to IFG Fund as a draw-down of the equity line (the “Draw-down Shares”). The Company subsequently recalled and cancelled the full amount of such Draw-down Shares and reverted the status of those shares to authorized but unissued shares of Common Stock. The cancellation of the Draw-down Shares was completed on March 19, 2018.

As the date of this Current Report, the Purchase Agreement continues to be in full force and effect, and the Company expects to file with the Nasdaq Stock Market a Change in Shares Outstanding Notification Form and a Listing of Additional Shares Notification Form with respect to the Purchase Agreement as promptly as possible.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

SHINECO, INC.

Date: March 22, 2018	By:	/s/ Yuying Zhang
Yuying Zhang, Chief Executive Officer

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